UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 29, 2023

AMERICAN ELECTRIC POWER COMPANY, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York	1-3525	13-4922640
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		No.)

1 Riverside Plaza,	Columbus,	OH	43215
(Address of Principal Executive Offices)			(Zip Code)

(Registrant's Telephone Number, Including Area Code)	(614)	716-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $6.50 par value	AEP	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

□

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 29, 2023, the Board of Directors of American Electric Power Company Inc. (“AEP” or “Company”) elected Charles E. Zebula to serve as AEP’s Executive Vice President and Chief Financial Officer effective as of September 30, 2023. As Chief Financial Officer, Mr. Zebula will serve as AEP’s principal financial officer.

Mr. Zebula, age 63, has been Executive Vice President – Portfolio Optimization of the Company since July 2021 and has been responsible for significant strategic actions to de-risk and simplify AEP’s business profile. Prior to that, Mr. Zebula served as AEP’s Executive Vice President – Energy Supply (January 2013-July 2021) and Senior Vice President Investor Relations and Treasurer (September 2008-December 2012) as well as numerous other roles for American Electric Power Service Corporation, AEP’s wholly-owned service company subsidiary, and other AEP subsidiaries. Mr. Zebula earned a Bachelor of Science in mining engineering and a Master of Science in mineral processing from Pennsylvania State University and a Master of Science in industrial administration from Carnegie Mellon University.

There are no arrangements or understandings between Mr. Zebula and any other person pursuant to which Mr. Zebula was appointed as Executive Vice President and Chief Financial Officer. Mr. Zebula does not have any family relationships with any of the Company’s directors or other executive officers and is not party to any transactions or proposed transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment as Executive Vice President and Chief Financial Officer, Mr. Zebula’s annual base salary will increase from $619,500 to $700,000. Mr. Zebula’s target under AEP’s annual incentive compensation plan will remain 80% of his base salary earned during each year. He will also receive a grant date face value of $1,500,000 in restricted stock units (RSUs), under the Company’s long-term incentive plan (“LTIP”) in lieu of a normal annual long-term incentive award for 2024. In approving this award, the Human Resources Committee of the Board considered the Company’s age 65 retirement policy, Mr. Zebula’s expressed interest in retiring on or before he reaches this age, and the need for timing flexibility with respect to identifying and onboarding a successor Chief Financial Officer. Specifically, 100% of these RSUs will vest if Mr. Zebula remains continuously employed with the Company through the first to occur of December 31, 2024 or the date he retires from the Company with the advance written approval of the Company. In connection with his appointment and the grant of RSUs, Mr. Zebula has agreed that he will no longer be eligible for benefits under in the Company’s executive severance plan and he has acknowledged that his later retirement from this position on a specific date chosen by the Company will not trigger his eligibility for benefits under the Company’s general severance plan.

On October 2, 2023, the Company announced that, effective September 29, 2023, Ann P. Kelly’s employment was terminated as Executive Vice President and Chief Financial Officer. Her involuntary separation triggers benefits to her under the Company’s Executive Severance Plan if Ms. Kelly enters a severance, release of all claims, and noncompetition agreement (“Agreement”) with the Company. Under the Company’s Executive Severance Plan, the Company would provide Ms. Kelly one-times her current salary and target annual incentive compensation, prorated vesting of performance shares and restricted stock units under the Company’s LTIP. By signing the Agreement, Ms. Kelly would release the Company from all claims that Ms. Kelly may lawfully release, agree not to compete with the Company for one-year, and re-affirm certain non-solicitation, confidentiality, non-disparagement and cooperation covenants with the Company.

A copy of the Company’s related press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d)    Exhibits

99.1 Press Release dated October 2, 2023

104	Cover Page Interactive Data File - The cover page iXBRL tags are embedded within the inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN ELECTRIC POWER COMPANY, INC.

By:	/s/ David C. House
Name:	David C. House
Title:	Assistant Secretary

October 2, 2023